Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the foregoing Amendment No. 2 Registration Statement on Form S-1 (File No. 333-192649) of our report dated September 23, 2013 relating to the balance sheets of Lion Biotechnologies, Inc. (formerly Genesis Biopharma, Inc.) as of December 31, 2012 and 2011, and the related statements of operations, changes in stockholders’ deficiency, and cash flows for the years then ended and for the period September 17, 2007 (inception) to December 31, 2012.  We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ Weinberg & Company
Weinberg & Company, P.A.

Los Angeles, California
January 21, 2014